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                                                                    EXHIBIT 12.2



                               AMB Property, L.P.
                 Computation of Earnings to Fixed Charges Ratio
                                 (In thousands)


                                                                         2001         2000         1999        1998         1997
                                                                       --------     --------     --------    --------     --------
Earnings
Income from continuing operations before adjustment for
  minority interest                                                     152,743      135,432      192,990     118,256      9,174
Add:
   Minority interest in income of majority owned subsidiaries            49,357       31,311       19,614       5,494        117
   Fixed charges                                                        167,313      125,596      114,011      78,283      4,010
   Amortization of capitalized interest                                     849          463          191          11         --
   Losses from unconsolidated entities                                       43        3,159          875         313         61
   Distributed income from unconsolidated entities                        5,341        4,295        3,787       1,934         --

Less:
   Interest capitalization                                              (13,650)     (15,461)     (10,872)     (7,192)      (448)
   Preferred distributions of consolidated subsidiaries                 (22,201)     (19,005)     (13,893)     (1,016)        --
   Income from unconsolidated entities and other                         (2,990)      (3,754)      (3,745)     (1,350)        --
                                                                       ---------------------------------------------------------
         Total earnings                                                 336,805      262,036      302,958     194,733     12,914

Fixed charges
   Interest on indebtedness (including amortization of premiums
     and financings costs)                                              128,985       90,270       88,681      69,670      3,528
   Interest capitalized                                                  13,650       15,461       10,872       7,192        448
   Portion of rents representative of the interest factor                 2,477          860          565         405         34
   Preferred distributions of consolidated subsidiaries                  22,201       19,005       13,893       1,016         --
                                                                       ---------------------------------------------------------
       Total fixed charges                                              167,313      125,596      114,011      78,283      4,010

   Earnings to fixed charges                                                2.0          2.1          2.7         2.5        3.2
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